Exhibit 10.32

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective as of October 2, 2003 (the “Effective Date”), is made by and among CellStar Ltd., a Texas limited partnership (the “Employer”), CellStar Corporation, a Delaware corporation and parent company of Employer (“Parent”), and Paul C. Samek (the “Employee”).

R E C I T A L S

WHEREAS, Employer desires to obtain the benefit of the services of Employee as an employee of Employer for the period of time provided in this Agreement; and

WHEREAS, Employee desires to render services for Employer on the terms and conditions hereinafter provided; and

WHEREAS, Employer desires that Employee participate in Parent’s equity and incentive compensation plans and other benefits as provided herein; and

WHEREAS, the Board of Directors of Parent deems it advisable and in the best interests of Parent and Employer to enter into this Agreement with Employee;

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE I

Employment

1.1 Employment. Effective on the Effective Date, Employer shall employ Employee and Employee shall accept employment by Employer for the period and upon the terms and conditions contained in this Agreement.

1.2 Term. Subject to the provisions of the next sentence, the term of this Agreement shall commence on the Effective Date and shall end on the three (3) year anniversary of the Effective Date (the “Original Term”), unless earlier terminated as provided herein (the period from the Effective Date to the date of the termination of this Agreement is hereinafter referred to as the “Term”). At the expiration of the Original Term, this Agreement shall automatically be renewed for one (1) additional year (the “Renewal Term”) unless (i) notice of any decision not to renew this Agreement is given by Employer or Employee at least one hundred eighty (180) days prior to the expiration of the Original Term or (ii) this Agreement is earlier terminated as provided herein. At the end of the Renewal Term, the Term shall terminate, unless Employee and Employer agree in writing to extend the Term for an additional period.

1.3 Position and Duties.

(a) Position. During the Term, Employee shall serve as Senior Vice President and Chief Financial Officer of Employer and Parent, with authority, duties and responsibilities consistent with such position, and shall perform such other services for Employer, Parent and their affiliated entities consistent with such position as may be reasonably assigned to him from time to time by the Chief Executive Officer and/or the board of directors of the general partner of Employer or the Board of Directors of Parent. During the Term, Employee shall, if reasonably requested to do so and if so elected or appointed, also accept election or appointment, and serve, as an officer and/or director of Employer or any of its affiliated entities and perform the duties appropriate thereto, without additional compensation other than as set forth herein. Employee’s actions hereunder shall at all times be subject to the direction of the Chief Executive Officer and/or the board of directors of the general partner of Employer or the Board of Directors of Parent.

(b) Commitment. During the Term, Employee shall devote substantially all of his business time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of Employer, Parent and their affiliated entities. Subject to the foregoing, Employee may serve in any capacity with any civic, educational or charitable organization; provided that such activities and services do not interfere or conflict with the performance of his duties hereunder. Employee shall comply with policies, standards and regulations established from time to time by the Chief Executive Officer and/or the general partner of Employer or the Board of Directors of Parent.

1.4 Compensation.

(a) Base Salary. Subject to Section 1.4(c) below, beginning on the Effective Date, Employer shall pay Employee as compensation an aggregate salary (“Base Salary”) of two hundred twenty-five thousand dollars ($225,000) per year during the Term, or such greater amount as shall be approved in accordance with the policies of Employer and/or Parent, as applicable. The Base Salary for each year shall be paid by Employer in accordance with the regular payroll practices of Employer.

(b) Annual Incentive Payment. Employee shall be eligible to participate in an annual incentive plan approved by the Board of Directors of Parent.

(c) Withholding. With respect to any compensation received by Employee with respect to Employee’s services for Employer or any of its affiliates, Employer will deduct such withholding and other payroll taxes as are required to be withheld by Employer under applicable law.

(d) Equity Incentive Awards. Parent will recommend to the Compensation Committee of the Board of Directors of Parent that Employee be granted a stock option (the “Option”) entitling him to purchase thirty thousand (30,000) shares of Parent’s common stock at the reported market closing sales price thereof on the date of grant. The Option shall become exercisable by Employee at the rate of 25% of the shares covered thereby per year, beginning on the first anniversary of the Effective Date in accordance with the terms of Parent’s 1993 Amended and Restated Long Term Incentive Plan. The Option shall contain such additional terms as are set forth in Parent’s 1993 Amended and Restated Long Term Incentive Plan and as are established by the Board of Directors of Parent. Employee shall be entitled to annual consideration for future grants of stock options and other forms of equity incentive awards in amounts (if any) and on terms and conditions to be determined by the Board of Directors of Parent.

(e) Payment and Reimbursement of Expenses. During the Term, Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee in performing his obligations under this Agreement in accordance with the policies and procedures of Employer or Parent, provided that Employee properly accounts therefor in accordance with the regular policies of Employer or Parent, as applicable. In addition, Employer shall reimburse Employee for, or otherwise provide for Employee at Employer’s expense, those benefits and services specified on Exhibit A attached hereto in connection with Employee’s relocation from the Colorado Springs, Colorado area.

(f) Fringe Benefits and Perquisites. During the Term, Employee shall be entitled to participate in or receive benefits under any stock purchase, profit-sharing, pension, retirement, paid time off, life, medical, dental, disability or other plan or arrangement made generally available by Employer or Parent to employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Employee shall be credited with 10 years of service with Employer as of the Effective Date for purposes of determining eligibility and vesting for paid time off and short-term disability benefits. Without limiting the generality of the foregoing, Employer shall maintain long-term disability insurance for Employee that provides for annual disability payments equal to the lesser of (i) sixty percent (60%) of Employee’s Base Salary, after giving effect to all other disability benefits that would be payable to Employee by Parent, Employer or government agencies, or (ii) such lesser amount that may be payable under insurance policies that Employer can purchase in accordance with normal insurance underwriting standards.

1.5 Termination by Employer.

(a) Disability. Employer may terminate this Agreement for Disability. “Disability” shall exist if, because of ill health or physical or mental disability, Employee shall have been unable to perform the essential functions of his position under this Agreement, after reasonable accommodation by Employer, as determined in good faith by Parent’s Board of Directors or a committee thereof, for a period of one hundred eighty (180) consecutive days, or if, in any 12-month period, Employee shall have been unable or shall have failed to perform his duties for a period of one hundred thirty (130) or more business days, irrespective of whether or not such days are consecutive days.

(b) Cause. Employer may terminate Employee’s employment for Cause. Termination for “Cause” shall mean termination because of Employee’s (i) unsatisfactory job performance, (ii) misconduct that causes or is likely to cause material economic harm to Employer, Parent or their affiliated entities or that brings or is likely to bring material discredit to the reputation of Employer, Parent or any of their affiliated entities, as determined by the Board of Directors of Parent in good faith, (iii) failure to substantially follow directions of the Chief Executive Officer and/or the general partner of Employer or the Board of Directors of Parent that are consistent with his duties under this Agreement, provided, that no act, or failure to act, on Employee’s part shall be deemed to constitute Cause unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s act, or failure to act, was in or not opposed to the best interest of Employer, (iv) conviction of, or entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter permanently prohibiting Employee from participating in the conduct of the affairs of Employer, Parent or their affiliated entities, or (v) any other material breach of any provision of this Agreement. Items (i), (ii), (iii) and (v) of this Section shall not constitute Cause unless Employer or Parent notified Employee thereof in writing, specifying in reasonable detail the basis therefor and stating that it is grounds for Cause. Furthermore, if Employee’s actions are curable, items (i), (ii), (iii) and (v) of this Section shall not constitute Cause unless Employee fails to cure such matter within thirty (30) days after such notice is sent or given under this Agreement. Notwithstanding the previous sentence, if Employer has given notice to Employee of the same action covered by item (i), (ii), (iii), or (iv) on three separate occasions, Cause shall exist for terminating Employee upon the giving of the third notice, and Employee shall not have the right to cure such matter covered by the third notice. It is understood that “Cause” shall not include a failure to perform due to a Disability.

(c) Without Cause. Employer may, at any time, terminate Employee’s employment Without Cause. Termination “Without Cause” shall mean termination of Employee’s employment by Employer other than termination for Cause or for Disability.

(d) Employer Explanation of Termination. Upon termination of this Agreement by Employer, Employer shall give prompt written notice (the “Employer Termination Notice”) to Employee advising Employee of such termination. The Employer Termination Notice shall state in reasonable detail the basis for such termination and shall indicate whether the termination is being made for Cause, Without Cause or for Disability.

(e) Definition of Date of Termination. “Date of Termination” shall mean the last day of Employee’s employment.

(f) Payments upon Termination by Employer. After termination by Employer, Employer shall provide the following payments to Employee:

(i) If Employer terminates Employee’s employment for Disability, Employer’s obligation to pay salary and benefits pursuant to Section 1.4 (Compensation) shall terminate, except that Employer shall pay Employee accrued but unpaid salary and benefits pursuant to Section 1.4 (Compensation) through the Date of Termination, after giving effect to all disability benefits received by Employee under the terms of any applicable disability policy.

(ii) If Employer terminates Employee’s employment for Cause, then Employer’s obligation to make payments and provide benefits pursuant to Section 1.4 (Compensation) shall terminate, except that Employer shall pay Employee his accrued but unpaid Base Salary and benefits pursuant to Section 1.4 (Compensation) through the Date of Termination; provided, however, that Employee shall not be entitled to any payment pursuant to Section 1.4(b) (Annual Incentive Payment) for the fiscal year of Parent in which such termination occurs.

(iii) Subject to Section 1.7(b) (Termination Following a Change in Control), if Employer terminates Employee’s employment Without Cause, then Employer shall pay to Employee, as severance pay in a lump sum on the thirtieth (30th) day following the Date of Termination, the following amounts:

(1) his accrued but unpaid Base Salary through the Date of Termination at the rate in effect as of the Date of Termination; and

(2) in lieu of any further Base Salary, annual incentive payments or other forms of compensation for periods subsequent to the Date of Termination, an amount equal to the result obtained from the following equation:

[(S + B) ÷ 365] x D

where

S =	Employee’s Base Salary at the rate in effect as of the Date of Termination.

B =	the greater of (i) the amount of the annual incentive payment made (or to be made) to Employee pursuant to Section 1.4(b) (Annual Incentive Payment) for the fiscal year of Parent immediately preceding the fiscal year that includes the Date of Termination or (ii) the average of the annual incentive payments made (or to be made) to Employee for each of the last three fiscal years of Parent immediately preceding the fiscal year that includes the Date of Termination.

D =	the lesser of (i) seven hundred thirty (730) and (ii) the number of days from the Date of Termination to the last day of the Original Term (or, if such termination occurs within one hundred eighty (180) days of the expiration of the Original Term and neither Employee nor Employer has given prior notice of their decision to not renew this Agreement, the last day of the Renewal Term), provided, in no event shall the number of days determined under this item (ii) be less than three hundred sixty-five (365) days.

In addition, Employee will be entitled to (A) a prorated portion of any annual incentive payment earned for the fiscal year in which his employment is terminated, if earned in accordance with the terms of its grant and (B) the services of an outplacement consultant who is selected by Employer and reasonably acceptable to Employee and whose fees are paid by Employer.

(g) Waiver of Other Rights upon Employer Termination. Employee hereby acknowledges and agrees that the payments by Employer under Section 1.5(f) ( Payments upon Termination by Employer) shall be the sole and exclusive remedy of Employee for termination of Employee’s employment by Employer and Employee hereby waives any and all other remedies under law or in equity.

1.6 Termination by Employee.

(a) Company Breach. Employee may terminate his employment hereunder for Company Breach. For purposes of this Agreement, a “Company Breach” shall be deemed to occur in the event of a material breach of this Agreement by Employer or Parent; provided, however, that Employee shall not be entitled to terminate for Company Breach unless Employee notifies Employer thereof in writing, specifying in reasonable detail the basis therefor and stating that it is grounds for Company Breach, and unless Employer fails to cure such Company Breach within thirty (30) days after such notice is sent or given under this Agreement. For purposes of this Agreement, a material breach by Employer or Parent shall include, without limitation, (i) the reduction in Employee’s Base Salary as in effect on the Effective Date or (ii) a change in Employee’s duties or responsibilities with Employer or Parent that (A) represents a substantial reduction of the duties or responsibilities of Employee as in effect immediately prior thereto and (B) Employee does not expressly consent to in writing.

(b) Voluntary Resignation. During the Term, Employee may voluntarily terminate his employment upon thirty (30) days prior written notice to Employer, which notice may be waived by Employer in Employer’s discretion. “Voluntary Resignation” shall mean termination of Employee’s employment by Employee other than termination for Company Breach.

(c) Employee Explanation of Termination. Upon termination of this Agreement by Employee, Employee shall give prompt written notice (the “Employee Termination Notice”) to Employer of such termination. The Employee Termination Notice shall state in reasonable detail the basis for such termination and shall indicate whether the termination is being made for Company Breach or if the termination is due to Voluntary Resignation.

(d) Payments upon Termination by Employee. Employer shall provide the following payments to Employee upon Employee’s termination of this Agreement:

(i) If Employee’s termination is due to Voluntary Resignation, then Employer’s obligation to make payments and provide benefits pursuant to Section 1.4 (Compensation) shall terminate, except that Employer shall pay Employee his accrued but unpaid Base Salary and benefits pursuant to Section 1.4 (Compensation) through the Date of Termination; provided, however, that Employee shall not be entitled to any payment pursuant to Section 1.4(b) (Annual Incentive Payment) for the fiscal year of Parent in which such termination occurs.

(ii) Subject to Section 1.7(b) (Termination Following a Change in Control), if Employee terminates his employment for Company Breach, then Employee shall be entitled to the payments specified in Section 1.5(f)(iii) as if Employee were terminated by Employer Without Cause; provided, that if the termination for Company Breach is based upon a material reduction by Employer of Employee’s Base Salary, then for the purposes of the calculations set forth in Section 1.5(f)(iii), Employee’s Base Salary as of the Date of Termination shall be deemed to be Employee’s Base Salary immediately prior to the reduction that Employee claims as grounds for Company Breach.

(e) Waiver of Other Rights upon Employee Termination. Employee hereby acknowledges and agrees that the payments by Employer under Section 1.6(d) (Payments upon Termination by Employee) shall be the sole and exclusive remedy of Employee for termination of Employee’s employment by Employee, and Employee hereby waives any and all other remedies under law or in equity.

1.7 Change in Control.

(a) Definition of Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean any of the following:

(i) any consolidation or merger of Parent in which Parent is not the continuing or surviving corporation or pursuant to which shares of Parent’s common stock would be converted into cash, securities or other property, other than a merger of Parent in which the holders of Parent common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger (subject to adjustment for rounding or fractional interests resulting therefrom);

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Parent;

(iii) any approval by the stockholders of Parent of any plan or proposal for the liquidation or dissolution of Parent;

(iv) the cessation of control (by virtue of their not constituting a majority of directors) of Parent’s Board of Directors by the individuals (the “Continuing Directors”) who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by Parent’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement (or whose election or nomination for election was previously so approved);

(v) (A) the acquisition of beneficial ownership (“Beneficial Ownership”), within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of an aggregate of fifteen percent (15%) or more of the voting power of Parent’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who Beneficially Owned less than ten percent (10%) of the voting power of Parent’s outstanding voting securities on the Effective Date of this Agreement, (B) the acquisition of Beneficial Ownership of an additional five percent (5%) of the voting power of Parent’s outstanding voting securities by a person or group who Beneficially Owned at least ten percent (10%) of the voting power of Parent’s outstanding voting securities on the Effective Date of this Agreement, or (C) the execution by Parent and a stockholder of a contract that by its terms grants such stockholder (in its, his or her capacity as a stockholder) or such stockholder’s Affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933 (an “Affiliate”)) including, without limitation, such stockholder’s nominee to Parent’s Board of Directors (in its, hers or his capacity as an Affiliate of such stockholder), the right to veto or block decisions or actions of Parent’s Board of Directors; provided, however, that notwithstanding the foregoing, the events described in items (A), (B) or (C) above shall not constitute a Change in Control hereunder if the acquiror is (1) a trustee or other fiduciary holding securities under an employee benefit plan of Employer, Parent or one of their affiliated entities and acting in such capacity, (2) a corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of voting securities of Parent, (3) a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) under the Exchange Act or (4) in the case of an acquisition described in items (A) or (B) (but not in the case of an acquisition described in item (C) above), any other person whose ownership or acquisition of shares of voting securities is approved by a majority of the Continuing Directors; provided further, that none of the following shall constitute a Change in Control: (aa) the right of the holders of any voting securities of Parent to vote as a class on any matter or (bb) any vote required of disinterested or unaffiliated directors or stockholders including, without limitation, pursuant to Section 144 of the Delaware General Corporation Law or Rule 16b-3 promulgated pursuant to the Exchange Act; or

(vi) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving Parent to a case under Chapter 7.

(b) Termination Following a Change in Control. Notwithstanding the provisions of Section 1.5 (Termination by Employer) or Section 1.6 (Termination by Employee) hereof, if, during the twenty-four (24) month period after a Change in Control, Employee terminates his employment for Company Breach or Forced Relocation (as defined below), or if Employer or Parent terminates Employee Without Cause during such period, then in lieu of any payments that Employee would be otherwise entitled to receive pursuant to Section 1.5(f)(iii) or Section 1.6(d)(ii) of this Agreement, Employer shall pay to Employee as severance pay and as liquidated damages (because actual damages are difficult to ascertain), in a lump sum, in cash, within thirty (30) days after termination, an amount which is equal to three (3) times the sum of (A) Employee’s Base Salary as of the Date of Termination (or such greater amount of Base Salary that was paid to Employee prior to any material salary reduction that serves as the basis for termination by Employee upon Company Breach) plus (B) the greater of (x) the amount of the annual incentive payment that Employee received (or will receive) pursuant to Section 1.4(b) (Annual Incentive Payment) for the fiscal year of Parent immediately preceding the fiscal year of the Date of Termination or (y) the average of the annual incentive payments made (or to be made) to Employee for each of the last three fiscal years of Parent immediately preceding the fiscal year that includes the Date of Termination; provided, however, that if such payment, either alone or together with other payments or benefits, either cash or non-cash, that Employee has the right to receive from Employer, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Employee under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then such payment or other benefit shall be reduced to the largest amount that will not result in receipt by Employee of a parachute payment. The determination of the amount of the payment described in this Section shall be made by Parent’s independent auditors.

In addition, Employee will be entitled to (X) the services of an outplacement consultant who is selected by Employer and reasonably acceptable to Employee and whose fees are paid by Employer and (Y) reimbursement from Employer for all reasonable costs and expenses (including without limitation, attorneys’ fees) incurred by Employee in enforcing the provisions of this Section 1.7(b) or Section 1.8 (Employee Benefits after Termination) against Employer or Parent.

For the purposes of this Section 1.7(b), after a Change in Control, “Forced Relocation” shall mean Parent or Employer requiring Employee to be based at any place outside a fifty (50) mile radius of Parent’s Carrollton, Texas headquarters as in use on the date of this Agreement, except for reasonable travel on behalf of Employer or Parent.

Employee hereby acknowledges and agrees that the payments by Employer under this Section 1.7(b) shall be the sole and exclusive remedy of Employee for termination of Employee’s employment Without Cause or by reason of a Company Breach or Forced Relocation within the twenty-four (24) month period following a Change in Control, and Employee hereby waives any and all other remedies under law or in equity.

1.8 Employee Benefits after Termination. Employer shall maintain in full force and effect (to the extent consistent with past practice), for the continued benefit of Employee and, if applicable, his spouse and children, the employee benefits set forth in subsections 1.4(f) (Fringe Benefits and Perquisites) through the Date of Termination (subject to the provisions of Section 1.5(f)(i)); provided, that his continued participation or, if applicable, the participation of his spouse and children, is possible under the general terms and conditions of such plans and programs. Following the Date of Termination, Employee and his eligible dependents shall be eligible for continued health coverage in accordance with the terms of applicable law. Notwithstanding the foregoing, if Employee is terminated Without Cause or resigns upon a Company Breach, or resigns as a result of a Forced Relocation within the twenty-four (24) month period following a Change in Control, then Employer shall maintain health and life insurance coverage for the benefit of Employee and, if applicable, his spouse and children, for a period of time equal to (i) if the Date of Termination is not within the twenty-four (24) month period after a Change in Control, the lesser of (A) five hundred forty five (545) days and (B) the number of days utilized in the formula specified in Section 1.5(f)(iii) above, or (ii) if the Date of Termination is within the twenty-four (24) month period after a Change of Control, two (2) years provided, however, that Employer’s obligation to provide such health and life insurance coverage shall be reduced to the extent that Employer is not able to obtain such coverage in accordance with normal insurance underwriting standards. Such insurance shall be maintained in substantially the same manner (including without limitation, coverage amounts, deductibles and level of premium contributions required by Employee) as it was maintained immediately prior to the Date of Termination.

1.9 Death of Employee. Notwithstanding any other provision of this Agreement to the contrary, if Employee dies prior to the expiration of this Agreement, Employee’s employment and other obligations under this Agreement shall automatically terminate and all compensation to which Employee is or would have been entitled hereunder (including without limitation under Sections 1.4(a) (Base Salary) and 1.4(b) (Annual Incentive Payment)) shall terminate as of the end of the month in which Employee’s death occurs; provided, however, that (i) Employer shall pay to Employee’s estate, as soon as practicable, a prorated amount of the annual incentive payment specified in Section 1.4(b) for the fiscal year of Parent in which Employee’s death occurs, if earned in accordance with Parent’s annual incentive plan; and (ii) for the balance of the month in which Employee’s death occurs, Employee’s spouse and children shall be entitled to receive their benefits under Employer’s group hospitalization, medical and dental plans (if any), to the extent permitted under the terms of such plans, and thereafter Employee’s dependents shall have a right to continued health coverage in accordance with the terms of applicable law.

ARTICLE 2

Non-Competition and Confidentiality

2.1 Training/Confidential Information. For purposes of this Article 2 (Non-Competition and Confidentiality), the term “the Company” shall be construed to include Employer, Parent and any and all Affiliates of Employer and Parent.

The Company shall provide Employee with specialized knowledge and training regarding the business in which the Company is involved, and will provide Employee with initial and ongoing confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”). For purposes of this Agreement, Confidential Information includes, but is not limited to:

(a) Customer lists and prospect lists developed by the Company;

(b) Information regarding the Company’s customers which Employee acquired as a result of his employment with Employer, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information and other information regarding the customer’s business;

(c) Information regarding the Company’s vendors which Employee acquired as a result of his employment with Employer, including but not limited to, product and service information and other information regarding the business activities of such vendors;

(d) Information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(e) Training materials developed by and utilized by the Company;

(f) Any other information which Employee acquired as a result of his employment with Employer and which Employee has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public; and

(g) Information which:

(i) is proprietary to, about or created by the Company;

(ii) gives the Company some competitive advantage, the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company;

(iii) is not typically disclosed to non-employees by the Company, or otherwise is treated as confidential by the Company; or

(iv) is designated as Confidential Information by the Company or from all the relevant circumstances should reasonably be assumed by Employee to be confidential to the Company.

Notwithstanding the foregoing, Confidential Information shall not include any information that is or has become public knowledge, other than by acts by Employee or representatives of Employee in violation of this Agreement.

2.2 Non-Disclosure. Employee acknowledges, understands and agrees that all Confidential Information, whether developed by the Company or others or whether developed by Employee while carrying out the terms and provisions of this Agreement (or previously while serving as an officer of the Company), shall be the exclusive and confidential property of the Company and (i) shall not be disclosed to any person (except as otherwise required by law or legal process) other than employees of the Company and professionals engaged on behalf of the Company, and other than disclosure in the scope of the Company’s business in accordance with the Company’s policies for disclosing information, (ii) shall be safeguarded and kept from unintentional disclosure and (iii) shall not be used for Employee’s personal benefit. Subject to the terms of the preceding sentence, Employee shall not use, copy or transfer Confidential Information other than as is necessary in carrying out his duties under this Agreement.

2.3 Return of Company Property and Information. Upon termination of employment, or at any earlier time as directed by the Company, Employee shall immediately deliver to the Company any and all Confidential Information in Employee’s possession, any other documents or information which Employee acquired as a result of his employment with Employer, and any copies of such documents/information. Employee shall not retain any originals or copies of such documents or materials related to the Company’s business which Employee came into possession of or created as a result of his employment at the Company. Employee acknowledges that such information, documents and materials are the exclusive property of the Company. Upon termination of employment, or at any earlier time as directed by the Company, Employee shall immediately deliver to the Company any property of the Company in Employee’s possession. Employee agrees that should he fail to return any Company property, the Company shall be entitled to deduct from any sums otherwise due Employee (including, but not necessarily limited to wages and expense reimbursements) the cost and/or value of any property which Employee fails to return, up to the maximum amount allowed by law. Employee hereby authorizes the Company to deduct and/or withhold any such sums from Employee’s wages and/or other sums due to Employee.

2.4 Non-Competition.

(a) Description of Proscribed Actions. During the Term and for a period thereafter equal to (X) in the event of a termination Without Cause, resignation for Company Breach or resignation for Forced Relocation pursuant to Section 1.7(b) (Termination Following a Change in Control), twelve (12) months, and (Y) in all other cases, eighteen (18) months, in consideration for the obligations of Employer and Parent hereunder, including without limitation their disclosure (pursuant to Section 2.1 (Training/Confidential Information) above) of Confidential Information, Employee shall not, unless approved in writing by the Chief Executive Officer of Parent or a duly passed resolution of the Board of Directors of Parent:

(i) directly or indirectly, engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by, associated or in any manner connected with, or render services or advice to, any Competing Business (defined below); provided, however, that Employee may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act and (y) Employee is not the Beneficial Owner of more than five percent (5%) of the outstanding capital stock of such enterprise;

(ii) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor (whether paid or unpaid), stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, solicit, divert or take away any suppliers, customers or clients of the Company or any of its Affiliates; or

(iii) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor (whether paid or unpaid), stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, either (A) hire, attempt to hire, contact or solicit with respect to hiring, any employee of Employer or Parent or any Affiliate thereof, (B) induce or otherwise counsel, advise or encourage any employee of Employer, Parent or any Affiliate thereof to leave the employment of Employer, Parent or any Affiliate thereof, or (C) induce any representative or agent of Employer, Parent or any Affiliate thereof to terminate or modify its relationship with Employer, Parent or such Affiliate.

(b) Judicial Modification. Employee agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 2.4 (Non-Competition) is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 2.4 (Non-Competition) shall remain in full force and effect. Employee further agrees that if a court of competent jurisdiction determines that any provision of this Section 2.4 (Non-Competition) is invalid or against public policy, the remaining provisions of this Section 2.4 (Non-Competition) and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

(c) Nature of Restrictions. Employee acknowledges that the business of Employer and Parent and their Affiliates is international in scope and that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect Employer’s, Parent’s and their Affiliates’ investment in their businesses and the goodwill thereof. Employee acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that Employee has been or will be engaged in the business of Employer, Parent and/or their Affiliates, and Employee’s relationship with the suppliers, customers and clients of Employer, Parent and their Affiliates. Employee further acknowledges that the restrictions contained herein are not burdensome to Employee in light of the consideration paid therefor and the other opportunities that remain open to Employee. Moreover, Employee acknowledges that he has other means available to him for the pursuit of his livelihood.

(d) Competing Business. “Competing Business” shall mean any individual, business, firm, company, partnership, joint venture, organization, or other entity engaged in the wholesale distribution or retail sales of wireless communication equipment in any domestic or international market area in which Employer, Parent or any of their Affiliates does business at any time during Employee’s employment with Employer or any of its Affiliates.

2.5 Injunctive Relief. Because of Employee’s experience and reputation in the industries in which Employer, Parent and their Affiliates operate, and because of the unique nature of the Confidential Information, Employee acknowledges, understands and agrees that Employer and Parent will suffer immediate and irreparable harm if Employee fails to comply with any of his obligations under Article 2 (Non-Competition and Confidentiality) of this Agreement, and that monetary damages will be inadequate to compensate Employer and Parent for such breach. Accordingly, Employee agrees that Employer and Parent shall, in addition to any other remedies available to them at law or in equity, be entitled to injunctive relief to enforce the terms of Article 2 (Non-Competition and Confidentiality), without the necessity of proving inadequacy of legal remedies or irreparable harm.

ARTICLE 3

Representations and Warranties by Employee

Employee hereby represents and warrants, the same being part of the essence of this Agreement, that, as of the Effective Date, he is not a party to any agreement, contract or understanding, and that no facts or circumstances exist, that would in any way restrict or prohibit him from undertaking or performing any of his obligations under this Agreement. The foregoing representation and warranty shall remain in effect throughout the Term.

ARTICLE 4

Indemnification

Parent agrees to indemnify, and advance expenses to, Employee to the extent provided in the Certificate of Incorporation and Bylaws of Parent as of the date of this Agreement. To the extent that a change in the Delaware General Corporation Law or other applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under Parent’s Certificate of Incorporation and Bylaws and this Agreement, it is the intent of the parties hereto that Employee shall enjoy by this Agreement the greater benefits so afforded by such change.

ARTICLE 5

Miscellaneous

5.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

5.2 Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

5.3 Employee’s Sole Remedy. Employee’s sole remedy shall be against Employer or Parent for any claim, liability or obligation of any nature whatsoever arising out of or relating to this Agreement or an alleged breach of this Agreement or for any other claim arising out of the termination of Employee’s employment hereunder (collectively, “Employee Claims”). Employee shall have no claim or right of any nature whatsoever against any of Employer’s or its Affiliates’ directors, former directors, officers, former officers, employees, former employees, stockholders, former stockholders, agents, former agents or the independent counsel in their individual capacities arising out of or relating to any Employee Claim. Employee hereby releases and covenants not to sue any person other than Employer or Parent over any Employee Claim. The persons described in this Section 5.3 (other than Employer, Parent and Employee) shall be third-party beneficiaries of this Agreement for purposes of enforcing the terms of this Section 5.3 (Employee’s Sole Remedy) against Employee.

5.4 Notices. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received when sent by telecopy (with a copy sent by mail) or when personally delivered or one business day after it is sent by overnight service, addressed as set forth below:

If to Employee:

Paul C. Samek

235 Stonebeck Lane

Colorado Springs, Colorado 80906

If to Employer or Parent:

CellStar Corporation

1730 Briercroft Court

Carrollton, Texas 75006

Attn: General Counsel

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice, which shall be effective only upon receipt.

5.5 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

5.6 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained, which shall be deemed terminated effective immediately. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

5.7 Headings; Index. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws.

5.9 Dispute Resolution. Subject to Employer’s and Parent’s right to seek injunctive relief in court as provided in Section 2.5 (Injunctive Relief) of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any party may submit such dispute, controversy or claim, including a claim for indemnification under this Section 5.9 (Dispute Resolution), to arbitration.

(a) Arbitrators. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $2,000,000, then the arbitration shall be heard and determined by three (3) arbitrators. If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator. If (x) the parties cannot agree on the sole arbitrator, (y) one party refuses to appoint its party-appointed arbitrator within said thirty (30) day period or (z) the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal, then the appointing authority for the implementation of such procedure shall be the Senior United States District Judge for the Northern District of Texas, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the Senior United States District Judge for the Northern District of Texas refuses or fails to act as the appointing authority within ninety (90) days after being requested to do so, then the appointing authority shall be the Chief Executive Officer of the American Arbitration Association, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

(b) Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(i) The arbitration proceedings shall be held in Dallas, Texas, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrators;

(ii) The arbitrators shall be and remain at all times wholly independent and impartial;

(iii) The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

(iv) Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(v) Subject to Employee’s right to recover reasonable costs and expenses as set forth in Section 1.7(b) (Termination Following a Change in Control), the costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrators;

(vi) The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement;

(vii) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

(viii) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

5.10 Survival. The covenants and agreements of the parties set forth in Article 2 (Non-Competition and Confidentiality), and Article 5 (Miscellaneous) are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, regardless of the reason therefor.

5.11 Subrogation. In the event of payment under this Agreement, Employer and Parent shall be subrogated to the extent of such payment to all of the rights of recovery of Employee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Employer or Parent effectively to bring suit to enforce such rights.

5.12 No Duplication of Payments. Employer and Parent shall not be liable under this Agreement to make any payment in connection with any claim made against Employee to the extent Employee has otherwise actually received payment (under any insurance policy, bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.

5.13 Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of Employer, Parent, spouses, heirs, and personal and legal representatives. Employer and Parent shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of their business or assets, by written agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer or Parent would be required to perform if no such succession had taken place.

5.14 Contribution. If the indemnity contained in this Agreement is unavailable or insufficient to hold Employee harmless in a claim for an indemnifiable event, then separate from and in addition to the indemnity provided elsewhere herein, Parent shall contribute to expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Employee in connection with such claim in such proportion as appropriately reflects the relative benefits received by, and fault of, Parent and Employer on the one hand and Employee on the other in the acts, transactions or matters to which the claim relates and other equitable considerations.

5.15 Parent Guaranty. Parent guarantees the payment and performance of all obligations of Employer under this Agreement and agrees it will pay or perform those obligations if for any reason Employer fails to do so. This guarantee is absolute, continuing, irrevocable and not conditional or contingent. Any notice given hereunder to either Employer or Parent will be deemed to be notice to Parent for purposes of this guaranty.

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IN WITNESS WHEREOF, Employer and Parent have caused this Agreement to be executed by their officer/general partner thereunto duly authorized, and Employee has signed this Agreement, as of the date first set forth above.

CELLSTAR LTD
By: National Auto Center, Inc.
General Partner

By:	/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez Sr. Vice President and General Counsel

CELLSTAR CORPORATION

By:	/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez Sr. Vice President and General Counsel

EMPLOYEE

/s/ Paul C. Samek
Paul C. Samek

EXHIBIT “A”

Additional Terms

•	Subject to any required approvals of the Board of Directors of Parent and subject to achievement of specified goals for the fiscal year ending in November 30, 2003, Employee will be eligible to earn a pro rated annual incentive payment at the 50% target level (i.e., 50% of his base salary earned during such fiscal year).

•	Use of an executive apartment for up to 90 days (extendable to 180 days, if necessary)

•	Reimbursement for return travel expenses to Colorado Springs, CO every other weekend for up to 90 days (extendable to 180 days, if necessary)

•	Reimbursement for a house-hunting trip for spouse and children (up to seven days, including lodging, use of a rental car, meals and other reasonable out of pocket expenses)

•	Reimbursement for normal and customary costs associated with the sale of Employee’s residence in Colorado Springs (broker’s fee, closing costs, etc.)

•	Reimbursement for normal and customary costs associated with the purchase of a new residence in the Dallas/Fort Worth area (loan origination fees up to one point, inspections, title insurance, surveys, recording fees, etc.)

•	Reimbursement for use of a professional mover to pack, transport and unpack ordinary household goods and personal effects

•	Reimbursement for reasonable out-of-pocket expenses for travel en route from Colorado Springs to Dallas when the move occurs (fuel, lodging, meals, etc.)

•	A relocation allowance of one month’s pay to cover all other miscellaneous expenses associated with relocation (utility fees, automobile registrations, driver’s licenses, redecorating, packing/transportation of unusual items, pets, etc.)

•	Gross-up of all taxable relocation expenses/reimbursements.